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                                                                    EXHIBIT 99.1



                 BRIGHTPOINT ANNOUNCES SALE OF FRANCE OPERATIONS

Brightpoint, Inc. (NASDAQ:CELL) (the "Company") announced today that it has completed its plan to sell its France Operations. The sale was made to an entity formed by the former Managing Director of Brightpoint France SARL for a purchase price of approximately EUR 1,400,000, with EUR 100,000 payable on or before January 31, 2006 and approximately EUR 1,300,000 payable in three annual installments from the date of closing. In connection with the sale of its France operations, the Company was released from a corporate guaranty which it had previously provided to Natexis Banques Populaires ("Natexis") to support a loan that Natexis made to Brightpoint France SARL; the Natexis loan will be outstanding and will be available to Brightpoint France SARL after closing. As a result of the sale of its France operations, the Company expects to record an additional non-cash loss on disposal of approximately $2,200,000 in Discontinued Operations during the fourth quarter of 2005. The Company's previously announced (October 28, 2005) purchase and sale agreement entered into with Initiative ET Finance Investissement expired by its own terms.

Brightpoint is one of the world's largest distributors of mobile phones. Brightpoint supports the global wireless telecommunications and data industry, providing quickly deployed, flexible and cost effective solutions. Brightpoint's innovative services include distribution, channel management, fulfillment, eBusiness solutions and other outsourced services that integrate seamlessly with its customers. Additional information about Brightpoint can be found on its website at www.brightpoint.com or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).

Certain information in this press release may contain forward-looking statements regarding future events or the future performance of the Company. These statements are only predictions and actual events or results may differ materially. Please refer to the documents the Company files, from time to time, with the Securities and Exchange Commission; specifically, the Company's most recent Form 10-K/A and Form 10-Q and the cautionary statements contained in
Exhibit 99.1 thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. These risk factors include, without limitation, the failure of the purchaser to pay the Company the deferred purchase price.

The words "believe," "expect," "anticipate," "intend," and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which speak only as of the date that such statement was made. We undertake no obligation to update any forward-looking statement.

    CONTACT: Brightpoint, Inc.
             Anthony W. Boor, 317-707-2355

    SOURCE:  Brightpoint, Inc.